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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO.      )*


                                  Cardima, Inc.
         ----------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $.001 par value
         ----------------------------------------------------------
                         (Title of Class of Securities)


                                   00014147M1
         ----------------------------------------------------------
                                 (CUSIP Number)


         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






                               Page 1 of 17 Pages

CUSIP NO. 00014147M1                 13G                      PAGE 2 OF 17 PAGES
          ----------                                              ---  ----

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Atlas Venture Fund II, L.P.
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)   [ ]
                                                               (b)   [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER

                          0 shares
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             554,373 shares
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON
       WITH               0 shares
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                          554,373 shares
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        554,373 shares
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                      [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.8%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 2 of 17 Pages

CUSIP NO. 00014147M1                 13G                      PAGE 3 OF 17 PAGES
          ----------                                              ---  ----

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Atlas Venture Associates II, L.P.
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)   [ ]
                                                               (b)   [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER

                          0 shares
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             554,373 shares
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON
       WITH               0 shares
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                          554,373 shares
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        554,373 shares
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                      [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.8%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 3 of 17 Pages

CUSIP NO. 00014147M1                 13G                      PAGE 4 OF 17 PAGES
          ----------                                              ---  ----

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Atlas Venture Europe Fund B.V.
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)   [ ]
                                                               (b)   [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        The Netherlands
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER

                          0 shares
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             554,373 shares
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON
       WITH               0 shares
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                          554,373 shares
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        554,373 shares
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                      [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.8%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 4 of 17 Pages

CUSIP NO. 00014147M1                 13G                      PAGE 5 OF 17 PAGES
          ----------                                              ---  ----

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Atlas InvesteringsGroep N.V.
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)   [ ]
                                                               (b)   [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        The Netherlands
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER

                          0 shares
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             554,373 shares
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON
       WITH               0 shares
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                          554,373 shares
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        554,373 shares
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                      [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.8%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 5 of 17 Pages

                                  SCHEDULE 13G

Item 1(a).       NAME OF ISSUER: Cardima, Inc.

Item 1(b).       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                 47266 Benicia Street, Fremont, California 94538.

Item 2(a). NAMES OF PERSONS FILING: Atlas Venture Fund II, L.P., Atlas Venture Associates II, L.P., Atlas Venture Europe Fund B.V. and Atlas InvesteringsGroep N.V.

                 Atlas Venture Associates II, L.P. is the sole general partner of Atlas Venture Fund II, L.P. Atlas InvesteringsGroep N.V. is the sole shareholder of Atlas Venture Europe Fund B.V.

Item 2(b).       ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                 The address of the principal business office of Atlas Venture Fund II, L.P. and Atlas Venture Associates II, L.P. is Atlas Venture, 222 Berkeley Street, Boston, Massachusetts 02116. The address of the principal business office of Atlas Venture Europe Fund B.V. and Atlas InvesteringsGroep N.V. is Atlas InvesteringsGroep N.V., Naarderpoort 1, 1411 MA Naarden, The Netherlands.

Item 2(c). CITIZENSHIP: Atlas Venture Fund II, L.P. and Atlas Venture Associates II, L.P. are each a limited partnership organized under the laws of the State of Delaware. Atlas Venture Europe Fund B.V. and Atlas InvesteringsGroep N.V. are each a corporation organized under the laws of The Netherlands.

Item 2(d).       TITLE OF CLASS OF SECURITIES: Common Stock, $.001 par value.

Item 2(e).       CUSIP NUMBER: 00014147M1

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), or 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                 (a)   [ ]   Broker or Dealer registered under Section 15 of the
                             Securities Exchange Act of 1934 (the "Act").

                 (b)   [ ]   Bank as defined in Section 3(a)(6) of the Act.

                 (c)   [ ]   Insurance Company as defined in Section 3(a)(19) of
                             the Act.

                 (d)   [ ]   Investment Company registered under Section 8 of
                             the Investment Company Act of 1940.

                 (e)   [ ]   Investment Adviser registered under Section 203 of
                             the Investment Advisers Act of 1940.

                 (f)   [ ]   Employee Benefit Plan, Pension Fund which is
                             subject to the provisions of the Employee
                             Retirement Income Security Act of



                               Page 6 of 17 Pages

                             1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

                 (g)   [ ]   Parent Holding Company, in accordance with
                             Rule 13d-1(b)(ii)(G) of the Act.

                 (h)   [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(H)
                             of the Act.

                 Not Applicable.

Item 4.          OWNERSHIP.

         (a)     Amount Beneficially Owned:

                 Each of Atlas Venture Fund II, L.P., Atlas Venture Associates II, L.P., Atlas Venture Europe Fund B.V. and Atlas InvesteringsGroep N.V. (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 554,373 shares of Common Stock as of December 31, 1997.

                 As of December 31, 1997, Atlas Venture Fund II, L.P. is the record owner of 304,907 shares of Common Stock and Atlas Venture Europe Fund B.V. is the record owner of 249,466 shares of Common Stock (referred to as the "Record Shares"). By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 554,373 shares of Common Stock.

         (b)     Percent of Class:

                 Atlas Venture Fund II, L.P.                  6.8%
                 Atlas Venture Associates II, L.P.            6.8%
                 Atlas Venture Europe Fund B.V.               6.8%
                 Atlas InvesteringsGroep N.V.                 6.8%

         The foregoing percentages are calculated based on the 8,099,176 shares of Common Stock reported to be outstanding in a Quarterly Report on Form 10-Q for Cardima, Inc. for the quarter ended September 30, 1997.

         (c)     Number of shares as to which such person has:

                 (i)      sole power to vote or to direct the vote:

                          0 shares for each reporting person




                               Page 7 of 17 Pages

                 (ii)   shared power to vote or to direct the vote:

                        Atlas Venture Fund II, L.P.            544,373 shares
                        Atlas Venture Associates II, L.P.      544,373 shares
                        Atlas Venture Europe Fund B.V.         544,373 shares
                        Atlas InvesteringsGroep N.V.           544,373 shares

                 (iii)  sole power to dispose or to direct the dispositions of:

                        0 shares for each reporting person

                 (iv)   shared power to dispose or to direct the disposition of:

                        Atlas Venture Fund II, L.P.            554,373 shares
                        Atlas Venture Associates II, L.P.      554,373 shares
                        Atlas Venture Europe Fund B.V.         554,373 shares
                        Atlas InvesteringsGroep N.V.           554,373 shares

         Each of the reporting persons expressly disclaims beneficial ownership of any shares of Common Stock of Cardima, Inc., except in the case of
         (i) Atlas Venture Fund II, L.P. for the 304,907 shares which it holds of record and (ii) Atlas Venture Europe Fund B.V. for the 249,466 shares which it holds of record.

Item 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                 Not Applicable

Item 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                 PERSON.

                 Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                 Not Applicable.

Item 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                 Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.          NOTICE OF DISSOLUTION OF GROUP.

                 Not Applicable.

Item 10.         CERTIFICATION.

                 Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).




                               Page 8 of 17 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated:  February 6, 1998

ATLAS VENTURE FUND II, L.P.              ATLAS INVESTERINGSGROEP N.V.

By: Atlas Venture Associates II, L.P.
                                         By:                   *
                                             -----------------------------------
                                             Michiel de Haan,
                                             Managing Director
By:               *
    ---------------------------------
    Christopher J. Spray,
    General Partner                      ATLAS VENTURE EUROPE FUND B.V.

ATLAS VENTURE ASSOCIATES II, L.P.        By: Atlas InvesteringsGroep N.V.

By:               *
    ---------------------------------
    Christopher J. Spray,                By:                   *
    General Partner                          -----------------------------------
                                             Michiel de Haan,
                                             Managing Director




* The undersigned attorney-in-fact, by signing her name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney filed hereto as EXHIBIT 2.

    /s/ Jeanne Larkin Henry
    ---------------------------------
    Jeanne Larkin Henry
    Attorney-in-fact




                               Page 9 of 17 Pages

                                                                       Exhibit 1
                                                                       ---------


                                    AGREEMENT

         Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Cardima, Inc.

         This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

         EXECUTED this 6th day of February, 1998.

ATLAS VENTURE FUND II, L.P.              ATLAS INVESTERINGSGROEP N.V.

By: Atlas Venture Associates II, L.P.
                                         By:                   *
                                             -----------------------------------
                                             Michiel de Haan,
                                             Managing Director
By:               *
    ---------------------------------
    Christopher J. Spray,
    General Partner                      ATLAS VENTURE EUROPE FUND B.V.

ATLAS VENTURE ASSOCIATES II, L.P.        By: Atlas InvesteringsGroep N.V.

By:               *
    ---------------------------------
    Christopher J. Spray,                By:                   *
    General Partner                          -----------------------------------
                                             Michiel de Haan,
                                             Managing Director




* The undersigned attorney-in-fact, by signing her name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney filed hereto as EXHIBIT 2.

    /s/ Jeanne Larkin Henry
    ---------------------------------
    Jeanne Larkin Henry
    Attorney-in-fact




                               Page 10 of 17 Pages

                                                                       Exhibit 2
                                                                       ---------

                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of Christopher J. Spray and Jeanne Larkin Henry his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of Atlas Venture Fund, L.P., Atlas Venture Associates, L.P., Atlas Venture Partners III, B.V., Atlas Venture Fund II, L.P., Atlas Venture Associates II, L.P., Atlas Venture Europe Fund B.V., Atlas InvesteringsGroep N.V., and Atlas Venture Beheer II B.V. pursuant to sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.




                  [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

                      [SIGNATURE PAGE FOLLOWS IMMEDIATELY]









                               Page 11 of 17 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 31st day of January, 1997.




                                             /s/ Christopher J. Spray
                                             -----------------------------------
                                             Christopher J. Spray



Commonwealth of Massachusetts)
                             ) ss:
County of Suffolk            )

      On this 31st day of January, 1997, before me personally came Christopher
J. Spray, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]                                /s/ Elizabeth  A. LeBlanc
                                             -----------------------------------
                                             Notary Public

                                             My commission expires: July 3, 1998





                               Page 12 of 17 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 31st day of January, 1997.



                                             /s/ Barry Fidelman
                                             -----------------------------------
                                             Barry Fidelman



Commonwealth of Massachusetts)
                             ) ss:
County of Suffolk            )

      On this 31st day of January, 1997, before me personally came Barry Fidelman, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]                                /s/ Elizabeth  A. LeBlanc
                                             -----------------------------------
                                             Notary Public

                                             My commission expires: July 3, 1998





                               Page 13 of 17 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 31st day of January, 1997.



                                             /s/ Michiel de Haan
                                             -----------------------------------
                                             Michiel de Haan



Commonwealth of Massachusetts)
                             ) ss:
County of Suffolk            )

      On this 31st day of January, 1997, before me personally came Michiel de Haan, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]                                /s/ Elizabeth  A. LeBlanc
                                             -----------------------------------
                                             Notary Public

                                             My commission expires: July 3, 1998






                               Page 14 of 17 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 31st day of January, 1997.



                                             /s/ Evert Smid
                                             -----------------------------------
                                             Evert Smid



Commonwealth of Massachusetts)
                             ) ss:
County of Suffolk            )

      On this 31st day of January, 1997, before me personally came Evert Smid, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]                                /s/ Elizabeth  A. LeBlanc
                                             -----------------------------------
                                             Notary Public

                                             My commission expires: July 3, 1998






                               Page 15 of 17 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 31st day of January, 1997.



                                             /s/ Allan R. Ferguson
                                             -----------------------------------
                                             Allan R. Ferguson



Commonwealth of Massachusetts)
                             ) ss:
County of Suffolk            )

      On this 31st day of January, 1997, before me personally came Allan R. Ferguson, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]                                /s/ Elizabeth  A. LeBlanc
                                             -----------------------------------
                                             Notary Public

                                             My commission expires: July 3, 1998







                               Page 16 of 17 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 31st day of January, 1997.



                                             /s/ Jean-Francois Formela
                                             -----------------------------------
                                             Jean-Francois Formela



Commonwealth of Massachusetts)
                             ) ss:
County of Suffolk            )

      On this 31st day of January, 1997, before me personally came Jean-Francois Formela, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]                                /s/ Elizabeth  A. LeBlanc
                                             -----------------------------------
                                             Notary Public

                                             My commission expires: July 3, 1998





                               Page 17 of 17 Pages